Exhibit 99.1

FOR IMMEDIATE RELEASE

SEPTEMBER 23, 2019

Stephen Luczo Elected to Morgan Stanley Board of Directors

NEW YORK - Morgan Stanley (NYSE: MS) today announced that Stephen Luczo has been elected to the Company’s Board of Directors, effective October 1, 2019.

Mr. Luczo, 62, is Chairman of the Board at Seagate Technology. Prior to this, he served as Executive Chairman, and prior to that, he served two tenures as the Chairman and CEO. His appointment will bring the size of Morgan Stanley’s Board to 14 members.

James Gorman, Chairman and CEO of Morgan Stanley, said, “I am delighted to welcome Mr. Luczo to our Board. As the former CEO of a major technology company, Steve is uniquely positioned to help us understand and capitalize on the rapid developments in technology that are posing a diverse set of opportunities and challenges for financial services firms. Steve is one of the most seasoned leaders in the technology sector and is an experienced investor in technology venture capital and private equity.”

Ray Wilkins, Chair of the Board’s Nominating and Governance Committee, said, “We extend a warm welcome to Mr. Luczo as he joins our Board. We look forward to working with him and benefiting from his knowledge and leadership of the technology sector.”

Morgan Stanley is a leading global financial services firm providing investment banking, securities, wealth management and investment management services. With offices in more than 41 countries, the Firm's employees serve clients worldwide including corporations, governments, institutions and individuals. For more information about Morgan Stanley, please visit www.morganstanley.com.

Media Relations: Wesley McDade, 212.761.2430	Investor Relations: Sharon Yeshaya, 212.761.1632